EXHIBIT 99.1


Press Release                                      Source: BlueStar Health, Inc.

        BLUESTAR HEALTH ANNOUNCES COMPLETION OF MERGER WITH ZEON FUEL AND
                       APPOINTS NEW OFFICERS AND DIRECTORS

November 1, 2007

Houston, TX -BlueStar Health, Inc., (OTCPK: BLSH - News) announced today that the Company has completed its long-awaited and highly anticipated merger with Houston, Texas-based Zeon Fuel, Inc.

On Wednesday, October 31, 2007 the Boards of BlueStar and Zeon and the shareholders of Zeon unanimously approved the Amended and Restated Agreement and Plan of Reorganization, under which Zeon was purchased by Bluestar Health.

Under the terms of the Reorganization Agreement Zeon shareholders received 10,000 shares of Bluestar Series A Preferred and 10,000 shares of Series B Preferred stock. Each share of Series A will be exchanged for 4,400 shares of Bluestar common stock once the increase in authorized common shares is approved by Bluestar's shareholders at a special shareholder meeting scheduled for December 4th, 2007. Each share of Series B Preferred will be eligible for conversion on the first anniversary of the merger at an exchange ratio of 4,641.38 of common shares for each share of Series B preferred. Together, the Series A and Series B preferred stock have voting rights equal to 80% of the Company's total voting rights.

Pursuant to the Reorganization Agreement, Richard Greenwood will remain as a Director, President and CEO, while Mr. Naved Jafry will become Chairman. Other new directors joining the Company's Board of Directors include Kevin Moore, Ronald Hall and Wallace Rutland. Kevin Moore was also appointed Executive Vice President, Chief Financial Officer and Treasurer and Amir Pirzada was appointed Director of Operations.

Bluestar will not formally change its name, trading symbol or CUSIP number until after the December shareholder meeting. It will, however, continue conducting its newly acquired biodiesel fuel business under the name of its wholly owned subsidiary, Zeon Fuel, Inc.

The Company will continue to expand Zeon's primary business of distributing petroleum based fuels and blended bio-diesel fuel through retail outlets in the greater Houston area. Currently Zeon has contracts with eight retail locations in the Houston, Texas area and revenues totaling $2 Million per month, or $24 Million annualized.

BlueStar Chief Executive, Richard Greenwood, commented, "Management is pleased to have completed this merger so that we can focus our collective energies on growing an already impressive core business." He continued, "We eagerly accept our role as stewards of shareholder capital and embrace our mandate of maximizing shareholder value on an ongoing basis". Bluestar's Chairman, Naved Jafry stated, " Bringing the Zeon business into a public company will give us the flexibility to expand our vision to promote the use of environmentally friendly fuels while we meet the current fuel requirements of our customers." He added, "We truly believe that we are in a position to take our company to the next level".

About BlueStar Health

BlueStar, through its wholly-owned subsidiary, Zeon Fuel, Inc, is engaged in the business of blending purchased bio-diesel and petroleum diesel fuels and distributing the blended product through retail outlets. The company intends to expand its distribution through owned and leased facilities as well as fuel

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contracts with retail outlets. For more information on BlueStar's primary operating entity, Zeon Fuel, Inc., please visit www.zeonglobalenergy.com
                                                ------------------------

Forward-Looking Statements

This news release includes comments that may be deemed forward-looking within the meaning of the safe harbor provisions of the U.S. Federal Securities Laws. These include, among other things, statements about expectations of future events or transactions, sales of products or performance. Forward-looking statements are subject to risks and uncertainties that may cause the company's results to differ materially from expectations. These risks include the company's ability to execute its business plan, having necessary financing in time to meet contractual obligations and support the business activity, and other such risks as the company may identify and discuss from time to time, including those risks disclosed in the company's current and future filings with the Securities and Exchange Commission. Accordingly, there is no certainty that the company's plans will be achieved.

FOR FURTHER INFORMATION, please contact:

Investor Relations
Matthew Lovito
866-342-2700